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                       CERTIFICATE OF LIMITED PARTNERSHIP

                                       OF

                     DEER CREEK AMPHITHEATER CONCERTS, L.P.

      This Certificate of Limited Partnership of Deer Creek Amphitheater Concerts, L.P. (the "Limited Partnership") is being executed by the undersigned for the purpose of forming a limited partnership pursuant to the Delaware Revised Uniform Limited Partnership Act.

      1. The name of the limited partnership is Deer Creek Amphitheater Concerts, L.P.

      2. The address of the registered office of the Limited Partnership in Delaware is 1013 Centre Road, Wilmington, Delaware 19805. The Limited Partnership's registered agent at that address is Corporation Service Company.

      3. The name and address of the general partner is:

         NAME                                   ADDRESS
         ----                                   -------

         Deer Creek Amphitheater                150 East 58th Street, 19th Floor
         Concerts, Inc.                         New York, NY 10155

      IN WITNESS WHEREOF, the undersigned, constituting the sole general partner of the Limited Partnership, has caused this Certificate of Limited Partnership to be duly executed as of June 10, 1997.

                                       Deer Creek Amphitheater Concerts, L.P.


                                       By: Deer Creek Amphitheater
                                           Concerts, Inc., as General Partner



                                       By: /s/ Robert F.X. Sillerman
                                           -------------------------------------
                                           Robert F.X. Sillerman
                                           Executive Chairman